                                                                     EXHIBIT 2.1



                             DISTRIBUTION AGREEMENT
                                     between
                                   STAC, INC.
                                       and
                                   HI/FN, INC.
                                   dated as of
                                December 11, 1998

                                TABLE OF CONTENTS


                                                                               PAGE

ARTICLE I.  DEFINITIONS..........................................................2

SECTION 1.01. GENERAL............................................................2
SECTION 1.02. TERMS DEFINED ELSEWHERE IN AGREEMENT..............................10

ARTICLE II.  ASSUMPTION AND SATISFACTION OF LIABILITIES.........................10

SECTION 2.01. ASSUMPTION AND SATISFACTION OF LIABILITIES........................11

ARTICLE III.  THE DISTRIBUTION..................................................11

SECTION 3.01. COOPERATION PRIOR TO THE DISTRIBUTION.............................11
SECTION 3.02. STAC BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION.......12
SECTION 3.03. THE DISTRIBUTION..................................................13
SECTION 3.04. CASH IN LIEU OF FRACTIONAL SHARES.................................14

ARTICLE IV.  INDEMNIFICATION....................................................14

SECTION 4.01. INDEMNIFICATION BY STAC...........................................14
SECTION 4.02. INDEMNIFICATION BY HI/FN..........................................15
SECTION 4.03. INSURANCE PROCEEDS................................................15
SECTION 4.04. PROCEDURE FOR INDEMNIFICATION.....................................16
SECTION 4.05. REMEDIES CUMULATIVE...............................................20
SECTION 4.06. SURVIVAL OF INDEMNITIES...........................................20

ARTICLE V.  CERTAIN ADDITIONAL MATTERS..........................................21

SECTION 5.01. HI/FN BOARD.......................................................21
SECTION 5.02. EMPLOYEE MATTERS..................................................21
SECTION 5.03. CERTIFICATE AND BYLAWS............................................21
SECTION 5.04. TERMINATION OF LEASE GUARANTY.....................................22

ARTICLE VI.  ACCESS TO INFORMATION AND SERVICES.................................22

SECTION 6.01. PROVISION OF CORPORATE RECORDS....................................22
SECTION 6.02. ACCESS TO INFORMATION.............................................22
SECTION 6.03. PRODUCTION OF WITNESSES...........................................23
SECTION 6.04. REIMBURSEMENT.....................................................23
SECTION 6.05. RETENTION OF RECORDS..............................................24
SECTION 6.06. CONFIDENTIALITY...................................................24
SECTION 6.07. PRIVILEGED MATTERS................................................25

ARTICLE VII.  INSURANCE.........................................................28

SECTION 7.01. POLICIES AND RIGHTS INCLUDED WITHIN THE HI/FN ASSETS..............28
SECTION 7.02. POST-DISTRIBUTION DATE CLAIMS.....................................28
SECTION 7.03. ADMINISTRATION AND RESERVES.......................................29
SECTION 7.04. AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE...............30

ARTICLE VIII.  MISCELLANEOUS....................................................31

SECTION 8.01. COMPLETE AGREEMENT; CONSTRUCTION..................................31
SECTION 8.02. EXPENSES..........................................................31
SECTION 8.03. GOVERNING LAW.....................................................31
SECTION 8.04. NOTICES...........................................................31

                                                                               PAGE

SECTION 8.05. AMENDMENTS........................................................32
SECTION 8.06. SUCCESSORS AND ASSIGNS............................................32
SECTION 8.07. TERMINATION.......................................................33
SECTION 8.08. SUBSIDIARIES......................................................33
SECTION 8.09. NO THIRD-PARTY BENEFICIARIES......................................33
SECTION 8.10. TITLES AND HEADINGS...............................................33
SECTION 8.11. EXHIBITS AND SCHEDULES............................................33
SECTION 8.12. LEGAL ENFORCEABILITY..............................................34
SECTION 8.13. ARBITRATION OF DISPUTES...........................................34

                             DISTRIBUTION AGREEMENT


          This DISTRIBUTION AGREEMENT (this "Agreement") is made as of this 11th day of December, 1998 between Stac, Inc., a Delaware corporation ("Stac"), and hi/fn, inc., a Delaware corporation and subsidiary of Stac ("Hi/fn").

                                    RECITALS

          WHEREAS, Stac (i) directly and through subsidiaries other than Hi/fn, designs, develops, markets and supports high-performance distributed business systems recovery software solutions for enterprise customers (as more specifically defined herein, the "Retained Business") and (ii) through Hi/fn, Stac's OEM networking products subsidiary, designs, develops and markets semiconductor and software solutions to improve the efficiency, security and manageability of networks and to enhance the storage capacity of high-capacity/high-speed storage devices (the "Hi/fn Business");

          WHEREAS, Stac previously assigned to Hi/fn, and Hi/fn previously assumed, the assets and liabilities relating to the Hi/fn Business pursuant to an Assignment, Assumption and License Agreement dated as of November 21, 1996 between Stac and Hi/fn (the "Assignment Agreement");

          WHEREAS, Stac and Hi/fn previously entered into a Cross License Agreement dated as of November 21, 1996 (the "Cross License Agreement"), which provides for Hi/fn's licensing back to Stac certain intellectual property rights in technologies transferred to Hi/fn under the Assignment Agreement and Stac's licensing to Hi/fn certain additional technologies;

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

          WHEREAS, Stac previously purchased 6,000,000 shares of Preferred Series A Stock, $.001 per share, of Hi/fn ("Hi/fn Preferred Stock") pursuant to a Stock Purchase Agreement dated as of November 21, 1996 (the "Stock Purchase Agreement");

          WHEREAS, the Board of Directors of Stac has determined that it is in the best interests of Stac and the stockholders of Stac to separate Hi/fn from Stac and, in order to effect such separation, to convert all shares of Hi/fn Preferred Stock into shares of common stock, $.001 par value per share, of Hi/fn ("Hi/fn Common Stock"), and thereafter to distribute all of the outstanding shares of Hi/fn Common Stock held by Stac to the holders of Stac Common Stock (the "Distribution") in the ratio of one share of Hi/fn Common Stock for every
3.9159 shares of Stac Common Stock held by Stac stockholders on the Distribution Record Date (subject to adjustment as described in Section 3.03 below) (the "Distribution Ratio"); and

          WHEREAS, in connection with the Distribution, Stac and Hi/fn have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution, and to set forth the agreements that will govern certain matters following the Distribution.

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

          Section 1.01. General. As used in this Agreement, the following terms shall have the following meanings:


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          Action: Any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.


          Affiliate: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Affiliates of Stac shall not include Hi/fn, the Hi/fn Subsidiaries or any other Person which would be an Affiliate of Stac by reason of Stac's ownership of the capital stock of Hi/fn prior to the Distribution or the fact that any officer or director of Hi/fn or any of the Hi/fn Subsidiaries shall also serve as an officer or director of Stac, and (ii) the Affiliates of Hi/fn shall not include Stac or any other Person which would be an Affiliate of Hi/fn by reason of Stac's ownership of capital stock of Hi/fn prior to the Distribution or the fact that any officer or director of Hi/fn or any of the Hi/fn Subsidiaries shall also serve as an officer or director of Stac.

          Agent: The distribution agent appointed by Stac to distribute the Hi/fn Common Stock pursuant to the Distribution.


          Commission: The Securities and Exchange Commission.



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          Distribution Date: The date determined by the Stac Board as the date on which the Distribution shall be effected, which Distribution Date is contemplated by the Stac Board to occur on or about December 16, 1998.

          Distribution Record Date: The date established by the Stac Board as the date for taking a record of the Holders of Stac Common Stock entitled to participate in the Distribution, which Distribution Record Date has been established as December 1, 1998.

          Employee Benefits Allocation Agreement: The Employee Benefits and Other Employment Matters Allocation Agreement between Stac and Hi/fn, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit A attached hereto.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Hi/fn Assets: The assets of the Hi/fn Group, including without limitation (i) assets relating to the Hi/fn Business, determined on a basis consistent with the determination of assets included on the Hi/fn Balance Sheet,
(ii) all of the assets expressly allocated to Hi/fn or the Hi/fn Subsidiaries under this Agreement or the Related Agreements and (iii) any other assets of the Hi/fn Group relating to the Hi/fn Business.

          Hi/fn Board: The Board of Directors of Hi/fn.

          Hi/fn Books and Records: The books and records (including computerized records) of Hi/fn and the Hi/fn Subsidiaries and all books and records owned by Stac which relate to the Hi/fn Business or are necessary to operate the Hi/fn Business, including, without limitation, all such books and records relating to Hi/fn Employees, all files relating to any Action being assumed by Hi/fn as part of the Hi/fn Liabilities, original corporate minute books, stock ledgers


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and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Hi/fn, the Hi/fn Subsidiaries or the Hi/fn Business (but not including the Stac Books and Records, provided that Hi/fn shall have access to, and have the right to obtain duplicate copies of, the Stac Books and Records in accordance with the provisions of Article VI).

          Hi/fn Bylaws: The Bylaws of Hi/fn, substantially in the form of Exhibit B, to be in effect at the Distribution Date.

          Hi/fn Certificate: The Restated Certificate of Incorporation of Hi/fn, substantially in the form of Exhibit C, to be in effect at the Distribution Date.

          Hi/fn Common Stock: The common stock, par value $.001 per share, of Hi/fn.

          Hi/fn Employees: All of the employees of Hi/fn at the time of the Distribution.

          Hi/fn Group: Hi/fn and the Hi/fn Subsidiaries, collectively.

          Hi/fn Liabilities: (i) All of the Liabilities of the Hi/fn Group under, or to be retained or assumed by Hi/fn or any of the Hi/fn Subsidiaries pursuant to, this Agreement or any of the Related Agreements, (ii) all Liabilities for payment of outstanding drafts of Stac attributable to the Hi/fn Business existing as of the Distribution Date, (iii) all Liabilities arising out of or in connection with any of the Hi/fn Assets or the Hi/fn Business, determined on a basis consistent with the determination of the Liabilities of Hi/fn included on the Hi/fn Balance Sheet, and (iv) all Liabilities arising out of or in connection with any claims made by former Hi/fn officers or employees, whether brought against Stac or Hi/fn.

          Hi/fn Policies: All Policies, current or past, which are owned or maintained by or on behalf of Stac or any of its Affiliates or predecessors, which relate to the Hi/fn Business but do


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not relate to the Retained Business, and which Policies are either maintained by the Hi/fn Group or assignable to the Hi/fn Group.


          Hi/fn Balance Sheet: The Consolidated Balance Sheet for Hi/fn as of November 30, 1998 attached hereto as Exhibit D.

          Hi/fn Subsidiaries: All Subsidiaries of Hi/fn at the time of the Distribution.

          Holders: The holders of record of Stac Common Stock as of the Distribution Record Date.


          Insurance Proceeds: Those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

          Insured Claims: Those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

          Liabilities: Any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          Nasdaq: The Nasdaq Stock Market's Nasdaq National Market.


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          Person: Any individual, corporation, partnership, association, trust, estate or other entity or organization, including any governmental entity or authority.

          Policies: Insurance policies and insurance contracts of any kind relating to the Hi/fn Business or the Retained Business as conducted prior to the Distribution Date, including without limitation primary and excess policies, comprehensive general liability policies, automobile and workers' compensation insurance policies, directors' and officers' insurance, employment practices insurance and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          Privileges: All privileges that may be asserted under applicable law, including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

          Privileged Information: All Information as to which Stac, Hi/fn or any of their Subsidiaries are entitled to assert the protection of a Privilege.

          Related Agreements: All of the agreements, instruments, understandings, assignments or other arrangements which are entered into in connection with the transactions contemplated hereby and which are set forth in a writing, including, without limitation, (i) the Employee Benefits Allocation Agreement, (ii) the Tax Sharing Agreement and (iii) the Transitional Services Agreement.

          Retained Assets: The assets of Stac other than the Hi/fn Assets, including without limitation (i) assets relating to the Retained Business, determined on a basis consistent with the determination of assets included on the Stac Balance Sheet, (ii) all of the assets expressly



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allocated to Stac under this Agreement or the Related Agreements, and (iii) any other assets of Stac and its Affiliates relating to the Retained Business.


          Retained Business: The businesses conducted by Stac pursuant to or utilizing the Retained Assets, including without limitation the business of designing, developing, marketing and supporting high-performance distributed business systems recovery software solutions for enterprise customers, which implement Stac's lossless data compression technologies.

          Retained Employees: The individuals employed by Stac and not Hi/fn on the Distribution Date.

          Retained Liabilities: (i) All of the Liabilities arising out of or in connection with the Retained Assets or the Retained Business, determined on a basis consistent with the determination of the Liabilities of Stac included on the Stac Balance Sheet, (ii) all of the Liabilities of Stac under, or to be retained or assumed by Stac pursuant to, this Agreement or any of the Related Agreements, (iii) all Liabilities for the payment of outstanding drafts of Stac attributable to the Retained Business existing as of the Distribution Date, and
(iv) all Liabilities arising out of or in connection with any claims made by former Stac officers or employees, whether brought against Stac or Hi/fn.

          Retained Policies: All Policies, current or past, which are owned or maintained by or on behalf of Stac (or any of its predecessors) which relate to the Retained Business but do not relate to the Hi/fn Business.

          Shared Policies: All Policies, current or past, which are owned or maintained by or on behalf of Stac or its predecessors which relate to both the Retained Business and the Hi/fn Business, and all other Policies not constituting Hi/fn Policies or Retained Policies.

          Stac Board: The Board of Directors of Stac.

          Stac Books and Records: The books and records (including computerized records) of Stac and all books and records owned by Hi/fn which relate to the Retained Business or are necessary to operate the Retained Business, including, without limitation, all such books and records relating to Retained Employees, all files relating to any Action pertaining to the Retained Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Stac or the Retained Business (but not including the Hi/fn Books and Records, provided that Stac shall have access to, and shall have the right to obtain duplicate copies of, the Hi/fn Books and Records in accordance with the provisions of Article
VI).

          Stac Common Stock: The common stock, par value $.001 per share, of Stac.

          Stac Balance Sheet: The Consolidated Balance Sheet for Stac as of November 30, 1998 attached hereto as Exhibit E.

          Stac Group: Stac and the Stac Subsidiaries, collectively.

          Stac Subsidiaries: All Subsidiaries of Stac at the time of the Distribution.

          Subsidiary: With respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries, or (b) any non-corporate entity in which such

Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest.

          Tax Sharing Agreement: The Tax Sharing Agreement between Hi/fn and Stac, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit F attached hereto.

          Transitional Services Agreements: The Transitional Services Agreement between Hi/fn and Stac, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit G attached hereto.

          Section 1.02. Terms Defined Elsewhere in Agreement.

          Each of the following terms is defined in the Section set forth opposite such term:

           Term                                  Section
           ----                                  -------
           Assignment Agreement                  Recitals
           Consents                              3.01(c)
           Cross License Agreement               Recitals
           Distribution                          Recitals
           Distribution Ratio                    Recitals
           Hi/fn                                 Recitals
           Hi/fn Business                        Recitals
           Hi/fn Indemnitees                     4.01
           Indemnifiable Losses                  4.02
           Indemnifying Party                    4.03
           Indemnitee                            4.03
           Information                           6.02
           Stac                                  Recitals
           Stac Indemnitees                      4.02
           Stac Options                          3.03
           Stock Purchase Agreement              Recitals
           Third-Party Claim                     4.04(a)

                                   ARTICLE II.

                   ASSUMPTION AND SATISFACTION OF LIABILITIES

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


          Section 2.01. Assumption and Satisfaction of Liabilities. Except as set forth in the Employee Benefits Allocation Agreement, the Tax Sharing Agreement or the other Related Agreements, effective as of and after the Distribution Date, (a) Hi/fn shall, and/or shall cause the Hi/fn Subsidiaries to, assume, pay, perform and discharge in due course all of the Hi/fn Liabilities and (b) Stac shall pay, perform and discharge in due course all of the Retained Liabilities.

                                  ARTICLE III.

                                THE DISTRIBUTION

          Section 3.01. Cooperation Prior to the Distribution.

          (a) Stac and Hi/fn shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are necessary to effect the Distribution or that may be appropriate to reflect the establishment of, or amendments to, any employee benefit plans and other plans contemplated by the Employee Benefits Allocation Agreement.

          (b) Stac and Hi/fn shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Related Agreements.

          (c) Stac and Hi/fn shall use all reasonable efforts to obtain any third-party consents or approvals necessary or desirable in connection with the transactions contemplated hereby ("Consents").

          (d) Stac and Hi/fn will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement and the Related Agreements.




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          Section 3.02. Stac Board Action; Conditions Precedent to the
Distribution. The Stac Board shall, in its discretion, establish any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

          (a) the Hi/fn Board, comprised as contemplated by Section 5.01, shall have been elected, and the Hi/fn Certificate and Hi/fn Bylaws shall have been adopted and shall be in effect;

          (b) Stac and Hi/fn shall have obtained all Consents, the failure of which to obtain would, in the determination of the Stac Board, have a material adverse effect on Stac or Hi/fn;

          (c) the Registration Statement on Form 10 under the Exchange Act filed by Hi/fn shall have been declared effective by the Commission;

          (d) the Hi/fn Common Stock shall have been approved for quotation and trading on Nasdaq subject to official notice of issuance;

          (e) Hi/fn shall have obtained and delivered to 750 University, LLC, the landlord under its headquarters lease, a letter of credit in an amount and with such other terms that upon completion of the Distribution, the Lease Guaranty dated as of November 17, 1997 made by Stac in favor or 750 University, LLC will terminate in accordance with its terms; and

          (f) Stac and Hi/fn shall have entered into the Related Agreements; provided, however, that (i) any such condition may be waived by the Stac Board in its sole discretion, and (ii) the satisfaction of such conditions shall not create any obligation on the part of Stac or any other party hereto to effect the Distribution or in any way limit Stac's power of

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termination set forth in Section 8.07 or alter the consequences of any such termination from those specified in such Section.

          Section 3.03. The Distribution. On the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, Stac shall deliver to the Agent a share certificate representing all of the then outstanding shares of Hi/fn Common Stock owned by Stac and shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such Hi/fn Common Stock to the Holders in accordance with the Distribution Ratio. Notwithstanding the fact that the Record Date has been set at December 1, 1998, the Stac Board has determined to make an equitable adjustment to outstanding options to purchase Stac Common Stock ("Stac Options") to reflect the effects of the Distribution such that between the Record Date and the Distribution Stac will treat shares of Stac Common Stock issued upon exercise of Stac Options between the Record Date and the Distribution as having been outstanding on the Record Date and entitled to receive shares of Hi/fn Common Stock in the Distribution. Accordingly, the Distribution Ratio shall be adjusted such that Stac will distribute one share of Hi/fn Common Stock for every number of shares of Stac Common Stock equal to the number of shares of Stac Common Stock outstanding on the Distribution Date (assuming no issuances of Stac Common Stock other than upon exercise of Stac Options) divided by the number of shares of Hi/fn Common Stock held by Stac immediately prior to the Distribution. Hi/fn agrees to provide all share certificates that the Agent shall require in order to effect the Distribution.

          Section 3.04. Cash in Lieu of Fractional Shares. No certificate or scrip representing fractional shares of Hi/fn Common tock shall be issued as part of the Distribution,

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and in lieu thereof, each holder of Stac Common Stock who would otherwise be entitled to receive a fractional share of Hi/fn Common Stock will receive cash for such fractional share. Stac shall instruct the Agent to determine the number of whole shares and fractional shares of Hi/fn Common Stock allocable to each holder of record of Stac Common Stock as of the Distribution Record Date. Stac shall instruct the Agent to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market as soon as practicable following the Distribution Date at then prevailing prices on behalf of Holders who otherwise would be entitled to receive fractional share interests and to distribute to each such Holder such Holder's ratable share of the proceeds of such sale as soon as practicable after the Distribution Date. Stac shall bear the costs of commissions incurred in connection with such sales.

                                   ARTICLE IV.

                                 INDEMNIFICATION


          Section 4.01. Indemnification by Stac. Except as otherwise expressly set forth in a Related Agreement, Stac shall indemnify, defend and hold harmless Hi/fn and each of the Hi/fn Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Hi/fn Indemnitees") from and against the Retained Liabilities and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating to the Retained Liabilities and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "Hi/fn Indemnifiable Losses" and, individually, a "Hi/fn Indemnifiable Loss") of the Hi/fn


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

Indemnitees arising out of or due to the failure or alleged failure of Stac or any of its Affiliates prior to or after the Distribution Date to pay, perform or otherwise discharge in due course any of the Retained Liabilities.

          Section 4.02. Indemnification by Hi/fn. Except as otherwise expressly set forth in a Related Agreement, Hi/fn shall indemnify, defend and hold harmless Stac and each of its directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Stac Indemnitees") from and against the Hi/fn Liabilities and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating to the Hi/fn Liabilities and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "Stac Indemnifiable Losses" and, individually, a "Stac Indemnifiable Loss") of the Stac Indemnitees arising out of or due to the failure or alleged failure of Hi/fn or any of its Affiliates prior to or after the Distribution Date to pay, perform or otherwise discharge in due course any of the Hi/fn Liabilities. The "Hi/fn Indemnifiable Losses" and the "Stac Indemnifiable Losses" are collectively referred to as the "Indemnifiable Losses."

          Section 4.03. Insurance Proceeds. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnitee") pursuant to Section 4.01 or Section 4.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an


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

Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the greater of (i) the amount of such Insurance Proceeds or other amounts actually received and (ii) the amount of the payment previously made by the Indemnifying Party in respect of the Indemnifiable Loss.


          Section 4.04. Procedure for Indemnification.

          (a) Except as may be set forth in a Related Agreement, if an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided that the failure of any Indemnitee to give notice as required by this Section 4.04 shall not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

          (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnitee is entitled to indemnification hereunder in respect of such Third-

Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 4.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within 30 days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under Section 4.01 or 4.02, as the case may be), the Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnitee may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnitee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

          (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

          (d) Notwithstanding anything else in this Section 4.04 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim (and provided further that such settlement may not provide for any non-monetary relief by Indemnitee without the written consent of Indemnitee). In the event the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third-Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third-Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third-Party Claim.

          (e) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

          (f) In addition to any adjustments required pursuant to Section 4.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

          (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

          Section 4.05. Remedies Cumulative. The remedies provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

          Section 4.06. Survival of Indemnities. The obligations of each of Hi/fn and Stac under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

                                   ARTICLE V.

                           CERTAIN ADDITIONAL MATTERS

          Section 5.01. Hi/fn Board. Hi/fn and Stac shall take all actions which may be required to constitute, effective as of the Distribution Date, the board of directors of Hi/fn with the persons listed on Schedule 1.01(a).

          Section 5.02. Employee Matters.

          (a) On the Distribution Date, except to the extent retained or assumed by Stac under this Agreement, the Employee Benefits Allocation Agreement or any other agreement relating to the Distribution, Hi/fn shall retain or assume, as the case may be, responsibility as employer for the Hi/fn Employees. On the Distribution Date, except to the extent retained or assumed by Hi/fn under this Agreement, the Employee Benefits Allocation Agreement or any other agreement relating to the Distribution, Stac shall retain or assume, as the case may be, responsibility as employer for the Retained Employees.

          (b) Hi/fn shall cause all of the Hi/fn Employees to resign, effective as of the Distribution Date, from all positions as officers or employees of Stac in which they serve. Stac shall cause all of the Retained Employees to resign, effective as of the Distribution Date, from all positions as officers or employees of Hi/fn or any of its Subsidiaries in which they serve.

          Section 5.03. Certificate and Bylaws. On or prior to the Distribution Date, Hi/fn shall adopt the Hi/fn Certificate and the Hi/fn Bylaws, and shall file the Hi/fn Certificate with the Secretary of State of the State of Delaware.

          Section 5.04. Termination of Lease Guaranty. Hi/fn shall take all actions necessary, including without limitation delivering a letter of credit in the amount of $1,956,456 to 750 University, LLC, to satisfy the condition set forth at Section 3.02(e).

                                  ARTICLE VI.

                       ACCESS TO INFORMATION AND SERVICES

          Section 6.01. Provision of Corporate Records.

          (a) Except as may otherwise be provided in a Related Agreement, Stac shall arrange as soon as practicable following the Distribution Date for the transportation (at Hi/fn's cost) to Hi/fn of the Hi/fn Books and Records in its possession, except to the extent such items are already in the possession of Hi/fn or a Hi/fn Subsidiary. The Hi/fn Books and Records shall be the property of Hi/fn, but shall be available to Stac for review and duplication until Stac shall notify Hi/fn in writing that such records are no longer of use to Stac.

                        (b) Except as otherwise provided in a Related Agreement, Hi/fn shall arrange as soon as practicable following the Distribution Date for the transportation (at Stac's cost) to Stac of the Stac Books and Records in its possession, except to the extent such items are already in the possession of Stac. The Stac Books and Records shall be the property of Stac, but shall be available to Hi/fn for review and duplication until Hi/fn shall notify Stac in writing that such records are no longer of use to Hi/fn.

          Section 6.02. Access to Information. Except as otherwise provided in a Related Agreement, from and after the Distribution Date, Stac shall afford to Hi/fn and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, "Information") within Stac's possession insofar as such access is reasonably required by Hi/fn for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Similarly, except as otherwise provided in a Related Agreement, Hi/fn shall afford to Stac and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Hi/fn's possession, insofar as such access is reasonably required by Stac for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Information may be requested under this Article VI for the legitimate business purposes of either party, including, without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

          Section 6.03. Production of Witnesses. At all times from and after the Distribution Date, each of Hi/fn and Stac shall use reasonable efforts to make available to the other, upon written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

          Section 6.04. Reimbursement. Except to the extent otherwise contemplated in any Related Agreement, a party providing Information or witness services to the other party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such

Information or witness services.

          Section 6.05. Retention of Records. Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of Stac and Hi/fn may destroy or otherwise dispose of any of the Information, which is material Information and is not contained in other Information retained by Stac or Hi/fn, as the case may be, at any time after the seventh anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

          Section 6.06. Confidentiality. Each of Stac and its Subsidiaries on the one hand, and Hi/fn and its Subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel or by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between Stac and the Hi/fn Group, (y) any contractual agreement to which Stac or the Hi/fn Group are currently parties, or (z) in exercise of either party's rights hereunder.

          Section 6.07. Privileged Matters. Stac and Hi/fn recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both the Stac Group and the Hi/fn Group and that both the Stac Group and the Hi/fn Group should be deemed to be the client for the purposes of asserting all Privileges. To allocate the interests of each party in the Privileged Information, the parties agree as follows:

          (a) Stac shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Retained Business, whether or not the Privileged Information is in the possession of or under the control of Stac or Hi/fn. Stac shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Stac, whether or not the Privileged Information is in the possession of or under the control of Stac or Hi/fn.

                        (b) Hi/fn shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Hi/fn Business, whether or not the Privileged Information is in the possession of or under the control of Stac or Hi/fn. Hi/fn shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting Hi/fn Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Hi/fn, whether or not the Privileged Information is in the possession of Hi/fn or under the control of Stac or Hi/fn.

          (c) Stac and Hi/fn agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.07, with respect to all Privileges not allocated pursuant to the terms of Sections 6.07(a) and (b). All Privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both Stac and Hi/fn in respect of which Stac and Hi/fn retain any responsibility or liability under this Agreement shall be subject to a shared Privilege.

          (d) No party may waive any Privilege which could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection
(e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

          (e) In the event of any litigation or dispute between a member of the Stac Group and a member of the Hi/fn Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the Stac Group and the Hi/fn Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

          (f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

          (g) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.07 or otherwise to prevent the production or disclosure of such Privileged Information.

          (h) The transfer of the Hi/fn Books and Records and the Stac Books and Records and other Information between the Stac Group and the Hi/fn Group is made in reliance on the agreement of Stac and Hi/fn, as set forth in Sections 6.06 and 6.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Sections 6.01 and 6.02, the agreement to provide witnesses and individuals pursuant to Section 6.03 and the transfer of Privileged Information between the Stac Group and the Hi/fn Group pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.


                                  ARTICLE VII.

                                    INSURANCE


          Section 7.01. Policies and Rights Included Within the Hi/fn Assets. Without limiting the generality of the definition of the Hi/fn Assets, the Hi/fn Assets shall include (a) any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the Hi/fn Business or, to the extent any claim is made against Hi/fn or any of its Subsidiaries, the Retained Business, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies; provided, however, that nothing in this Section 7.01 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Hi/fn, and (b) the Hi/fn Policies.

          Section 7.02. Post-Distribution Date Claims. If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against Hi/fn or any Hi/fn Subsidiary with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred on or prior to the Distribution Date in or in connection with the Distribution or the conduct of the Hi/fn Business or, to the extent any claim is made against Hi/fn or any of its Subsidiaries, the Retained Business, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, Stac shall at the time such claim is asserted be deemed to assign, without need of further documentation, to Hi/fn any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 7.02 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Hi/fn.

          Section 7.03. Administration and Reserves.

          (a) Notwithstanding the provisions of Article II, but subject to any contrary provisions of any Related Agreement, from and after the Distribution
Date:

                (i) Hi/fn shall be entitled to any reserves established by Stac, or the benefit of reserves held by any insurance carrier, with respect to the Hi/fn Liabilities; and

                (ii) Stac shall be entitled to any reserves established by Stac, or the benefit of reserves held by any insurance carrier, with respect to the Retained Liabilities.

          (b) Insurance Premiums. Stac shall provide continued coverage under its director and officer liability insurance policy for a period of not less than two years, with a policy limit of not less than Five Million Dollars ($5,000,000), for acts which took place or were alleged to have taken place prior to the Distribution Date covering persons who were directors and officers of Stac or Hi/fn prior to the Distribution Date. Stac has obtained such coverage under a Shared Policy and will pay the premium for such policy. The cost of the portion of the policy that covers acts and omissions of persons who were directors and officers of Hi/fn prior to the Distribution Date is $52,020, which amount is immediately due and payable to Stac, and Stac shall be entitled to deduct such amount from the Hi/fn cash currently managed by Stac. In addition, Hi/fn shall have the right but not the obligation to pay the premiums, to the extent that

Stac does not pay premiums with respect to Retained Liabilities (retrospectively-rated or otherwise), with respect to other Shared Policies and the Hi/fn Policies, as required under the terms and conditions of the respective Policies, whereupon Stac shall forthwith reimburse Hi/fn for that portion of such premiums paid by Hi/fn as are attributable to the Retained Liabilities.

          (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Hi/fn with respect to the Hi/fn Liabilities and to Stac with respect to the Retained Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the liability policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

          Section 7.04. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both Hi/fn and Stac exist relating to the same occurrence, Hi/fn and Stac agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section
7.04 shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

          Section 8.01. Complete Agreement; Construction. This Agreement, including the Schedules and Exhibits and the Related Agreements and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Related Agreements, the Related Agreements shall control.

          Section 8.02. Expenses. Except as otherwise set forth in this Agreement or any Related Agreement, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement, the Distribution and with the consummation of the transactions contemplated by this Agreement shall be charged to the party for whose benefit the expenses are incurred, with any expenses which cannot be allocated on such basis to be split equally between the parties.

          Section 8.03. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of laws thereof.

          Section 8.04. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested) to the parties at the addresses below (or at such other addresses for a party as shall be specified by like notice) or sent by facsimile to the numbers listed below with confirmation of transmission, and shall be deemed given on the date on which such notice is received:

            To Hi/fn:

                        Hi/fn, Inc.
                        750 University Avenue

                        Los Gatos, CA 95302
                        (408) 399-3501 (fax)
                        Attention: William Walker

            To Stac:

                        Stac, Inc.
                        12636 High Bluff Drive, 4th Floor
                        San Diego, CA 92130
                        (619) 794-4572
                        Attention:  John Witzel

          Section 8.05. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

          Section 8.06. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The parties acknowledge and agree that any party into which Stac or Hi/fn merges or which acquires all or substantially all of Stac's or Hi/fn's assets in a sale transaction would constitute a permitted assign for purposes of this Section 8.06.

          Section 8.07. Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Stac Board without the approval of Hi/fn or of Stac's stockholders. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

          Section 8.08. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the Distribution Date.

          Section 8.09. No Third-Party Beneficiaries. Except for the provisions of Article

IV relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third-parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          Section 8.10. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          Section 8.11. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

          Section 8.12. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

          Section 8.13. Arbitration of Disputes.

          (a) Any controversy or claim arising out of this Agreement, or any breach of this Agreement, including any controversy relating to a determination of whether specific assets constitute Hi/fn Assets or Retained Assets or whether specific Liabilities constitute Hi/fn

Liabilities or Retained Liabilities, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then in effect, as modified by this Section 8.13 or by the further agreement of the parties.

          (b) Such arbitration shall be conducted in San Diego, California.

          (c) Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award to the prevailing party its attorneys' fees and costs incurred in such arbitration. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

          (d) Nothing contained in this Section 8.13 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section 8.13. The parties agree that any legal remedy available to a party with respect to a breach of this Section 8.13 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 8.13.

          (e) The parties hereby consent to the jurisdiction of the federal courts located in San Diego, California for all purposes under this Agreement.

          (f) Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of both parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

          (g) Except as provided in Section 8.13(c), each party shall bear its own costs incurred in the arbitration. If either party refuses to submit to arbitration any dispute required to be submitted to arbitration pursuant to this
Section 8.13, and instead commences any other proceeding, including, without limitation, litigation, then the party who seeks enforcement of the obligation to arbitrate shall be entitled to its attorneys' fees and costs incurred in any such proceeding.

                           (Signature page follows.).

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                   STAC, INC.


                                   By:         /s/ JOHN R. WITZEL
                                      ---------------------------------------
                                   Name:       John R. Witzel
                                   Title:      VP of Finance


                                   HI/FN, INC.


                                   By:         /s/ WILLIAM R. WALKER
                                      --------------------------------------
                                   Name:       William R. Walker
                                   Title:      Secretary

                                    EXHIBITS

Exhibit A:  Employee Benefits Allocation Agreement
Exhibit B:  Hi/fn Bylaws
Exhibit C:  Hi/fn Certificate
Exhibit D:  Hi/fn Balance Sheet
Exhibit E:  Stac Balance Sheet
Exhibit F:  Tax Sharing Agreement
Exhibit G:  Transitional Services Agreement

                                    EXHIBIT D

                               Hi/fn Balance Sheet



                                   [Attached]

                                  Hi/fn, Inc.
                           Consolidated Balance Sheet

                                                                    11/30/98
                                                                 --------------
ASSETS

CURRENT ASSETS
  Cash                                                           $10,432,204.16
  Accounts Receivable                                              2,119,462.44
  Inventory                                                          161,985.00
  Prepaid Expenses                                                   274,959.50
  Deferred Income Taxes                                              949,235.00
                                                                 --------------
    Total Current Assets                                          13,937,846.10
                                                                 --------------

PROPERTY AND EQUIPMENT
  Property and Equipment                                           2,637,330.48
  Accumulated Depreciation                                          (989,364.48)
                                                                 --------------
    Net Property and Equipment                                     1,647,966.00
                                                                 --------------
  Other Assets                                                    (4,533,492.06)
                                                                 --------------
    TOTAL ASSETS                                                  11,052,320.04
                                                                 ==============

LIABILITIES AND EQUITY

CURRENT LIABILITIES
  Accounts Payable                                                   976,378.31
  Accrued Payroll and Taxes                                          307,213.35
  Income Taxes Payable                                             2,096,418.00
  Other Liabilities                                                1,030,516.08
                                                                 --------------
    Total Current Liabilities                                      4,410,525.74
                                                                 --------------

  Accrued Compensation
                                                                 --------------
    Total Non-Current Liabilities
                                                                 --------------

  Preferred Stock
                                                                 --------------

STOCKHOLDER'S EQUITY
  Retained Earnings                                                5,285,902.66
  Year-to-Date Earnings                                              973,763.84
  Cumulative Translation Adjustment
  Treasury Stock
  Common Stock                                                       382,127.80
                                                                 --------------
    Total Stockholder's Equity                                     6,641,794.30
                                                                 --------------
    TOTAL LIABILITIES AND EQUITY                                 $11,052,320.04
                                                                 ==============

                                    EXHIBIT E

                               Stac Balance Sheet



                                   [Attached]

                                   Stac, Inc.
                                Stac -- Domestic
                           Consolidated Balance Sheet


                                                         11/30/98
                                                      --------------

ASSETS
CURRENT ASSETS
  Cash                                                $23,828,581.25
  Accounts Receivable                                      37,317.20
  Inventory                                               197,173.82
  Prepaid Expenses                                        270,152.87
  Deferred Income Taxes                                         1.00
                                                      --------------
    Total Current Assets                               24,333,226.14
                                                      --------------
PROPERTY AND EQUIPMENT
  Property and Equipment                               10,661,477.11
  Accumulated Depreciation                             (7,571,828.11)
                                                      --------------
    Net Property and Equipment                          3,089,649.00
                                                      --------------
  Other Assets                                          5,487,636.96
                                                      --------------
    TOTAL ASSETS                                       32,910,512.10
                                                      ==============

LIABILITIES AND EQUITY

CURRENT LIABILITIES
  Accounts Payable                                      1,666,297.80
  Accrued Payroll and Taxes                               833,571.84
  Income Taxes Payable                                 (2,647,456.13)
  Other Liabilities                                     1,547,689.76
                                                      --------------
    Total Current Liabilities                           1,400,103.27
                                                      --------------
  Accrued Compensation                                    156,546.74
                                                      --------------
    Total Non-Current Liabilities                         156,546.74
                                                      --------------
  Preferred Stock
                                                      --------------

STOCKHOLDER'S EQUITY
  Retained Earnings                                      (408,944.85)
  Year-to-Date Earnings                                (1,914,285.39)
  Cumulative Translation Adjustment
  Treasury Stock                                      (41,347,258.06)
  Common Stock                                         75,024,350.39
                                                      --------------
    Total Stockholder's Equity                         31,353,862.09
                                                      --------------
    TOTAL LIABILITIES AND EQUITY                      $32,910,512.10
                                                      ==============

                                   Stac, Inc.
                                 Stac - Europe
                           Consolidated Balance Sheet


                                                11/30/98
                                             -------------

ASSETS

CURRENT ASSETS
  Cash                                       $  459,439.82
  Accounts Receivable                           817,038.31
  Inventory                                      10,051.21
  Prepaid Expenses                               51,041.98
  Deferred Income Taxes
                                             -------------
    Total Current Assets                      1,337,571.32
                                             -------------
PROPERTY AND EQUIPMENT
  Property and Equipment                        349,704.64
  Accumulated Depreciation                     (262,014.34)
                                             -------------
    Net Property and Equipment                   87,690.30
                                             -------------
  Other Assets
                                             -------------
    TOTAL ASSETS                              1,425,261.62
                                             =============

LIABILITIES AND EQUITY

CURRENT LIABILITIES
  Accounts Payable                              226,565.79
  Accrued Payroll and Taxes                      20,610.00
  Income Taxes Payable                                0.45
  Other Liabilities                              29,539.87
                                             -------------
    Total Current Liabilities                   276,716.11
                                             -------------

  Accrued Compensation
                                             -------------
    Total Non-Current Liabilities
                                             -------------

  Preferred Stock
                                             -------------

STOCKHOLDER'S EQUITY
  Retained Earnings                             722,846.40
  Year-to-Date Earnings                         (22,336.29)
  Cumulative Translation Adjustment             (30,456.60)
  Treasury Stock
  Common Stock                                  478,492.00
                                             -------------
    Total Stockholders' Equity                1,148.545.51
                                             -------------
    TOTAL LIABILITIES AND EQUITY             $1,425,261.62
                                             =============